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                         INDEPENDENT AUDITORS' CONSENT






The Board of Directors
European Technology Partner AS:

We consent to incorporation by reference in the registration statement (No. 333-17803) on Form S-8 of LCC International, Inc. of our report dated March 11, 1997, with respect to the balance sheet of European Technology Partner AS as of December 31, 1995 and the related statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of LCC International, Inc. dated March 17, 1997.

KPMG as



Arne Frogner
State Authortized Public Accountant

Oslo, Norway
March 13, 1997